March 3, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Rome Bancorp, Inc. and under the date of January 22, 2003, we reported on the consolidated financial statements of rome Bancorp, Inc. as of and for the years ended December 31, 2002 and 2001. On February 27, 2004 we were notified that Rome Bancorp, Inc. engaged Crowe Chizek and Company LLC as its principal accountant for the year ended December 31, 2004 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Rome Bancorp, Inc.'s consolidated financial statements as of and for the year ended December 31, 2003, and the issuance of our report thereon. We have read Rome Bancorp, Inc.'s statements included under Item 4 of its Form 8-K/A dated February 25, 2004, as filed with the Securities and Exchange Commission on March 3, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Rome Bancorp, Inc.'s statement that the change was approved by the Audit Committee of the Board of Directors, and that we are not in a position to agree or disagree with Rome Bancorp, Inc.'s statement that Crowe Chizek and Company LLC were not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Rome Bancorp, Inc.'s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP